Exhibit 107

Calculation of Filing Fee Table

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

CLS HOLDINGS USA, INC.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001, issuable upon exercise of warrants held by selling stockholders	Other(2)	3,030,304	$0.09	$272,727	0.0000927	$25.28
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$272,727		$25.28
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fees Due							$25.28(3)

(1)

Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low bid prices of the shares of common stock as of April 6, 2022 as quoted on the OTCQB of $0.09.

(3)	The filing fee of $25.28 is being paid concurrently with the filing of this registration statement on Form S-1.